Exhibit 10.13
2010 Management Incentive Plan – Performance Criteria
     Under the Management Incentive Program (“MIP”) of The Talbots, Inc. (the “Company”), based on and subject to achieving pre-established financial performance goals, cash incentive awards may be made annually to those eligible management employees who are in certain position levels within the Company including executive officers. Under the MIP, the following formula will be applied in determining annual incentive compensation awards for fiscal 2010: base annual salary x executive’s target incentive percentage x performance achievement rating. For fiscal 2010, the Compensation Committee of the Board of Directors (the “Committee) approved the following objective performance measures under the MIP: income from continuing operations (60%), return on invested capital (20%) and achievement of individual goals (20%). For each financial performance measure, a participant earns 50% of his or her target award if actual achievement equals “threshold” performance; 100% of his or her target award if achievement equals “target” performance; and 200% of his or her target award if achievement is equal to or above “maximum performance.” Achievement below “threshold” for any performance measure results in no award for that performance measure. If actual achievement is below “threshold” for “operating income from continuing operations”, no annual cash incentive award will be payable for any of the MIP performance measures. Awards made under the MIP are subject to the discretion of the Committee.